CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Mutual of America Life Insurance Company and
Contract Owners of Mutual of America Separate Account No. 3:

We consent in this Registration Statement on Form N-6 to the use of our reports, included herein dated April 30, 2008, with respect to the statements of assets and liabilities of Mutual of America Separate Account No. 3 (comprised of the sub-accounts listed in note 1 and collectively referred to as the "Separate Account") as of December 31, 2007, and the related statements of operations for the year or period then ended, the statements of changes in net assets for each of the years or period in the two-year period then ended, and the financial highlights for each of the years or period in the five-year period then ended; and dated March 13, 2008, on the consolidated statutory statements of financial condition of Mutual of America Life Insurance Company and subsidiaries (the "Company") as of December 31, 2007 and 2006, and the related consolidated statutory statements of operations and surplus, and cash flows for each of the years in the three-year period ended December 31, 2007. We also consent to the reference to our firm under the heading "Financial Statements" in the Statement of Additional Information.

Our report dated March 13, 2008 includes explanatory language that states that the Company prepared the consolidated statutory financial statements using statutory accounting practices prescribed or permitted by the State of New York Insurance Department, which practices differ from U.S. generally accepted accounting principles. Accordingly, our report states that the consolidated statutory financial statements are not presented fairly in conformity with U.S. generally accepted accounting principles and further state those statements are presented fairly, in all material respects, in conformity with accounting practices prescribed or permitted by the State of New York Insurance Department.

New York, NY
April 30, 2008